Press Release

For Immediate Release
July 7, 2006
1:05 PM

Chemung Financial Corp Names New President
And Chief Operating Officer

David J. Dalrymple Named Chairman of the Board
Jan P. Updegraff Named Vice Chairman and CEO

On July 7, 2006, the Chemung Financial Board of Directors elected David J. Dalrymple Chairman of the Board; Jan P. Updegraff Vice Chairman and Chief Executive Officer and Ronald M. Bentley to President and Chief Operating Officer.  These individuals were elected to the same positions at Chemung Canal Trust Company, the company's banking subsidiary.

Mr. Dalrymple is President of Dalrymple Holding Corporation, parent company for several construction materials and highway construction companies.  He has served as a director on the organization's board since 1993.  Mr. Updegraff, a career banker, joined the bank in 1970 and became President and Chief Operating Officer in 1996.  Two years later, he became President and Chief Executive Officer.

Mr. Bentley, 53, will bring 25 years of leadership experience in the financial services area; the most recent of which he served as President of Retail Banking for NBT Bank (Norwich, NY), a $5 billion commercial bank.  He joined NBT in 2001.  Prior to joining NBT, Mr. Bentley served as Executive Vice President and Director of Retail Banking at Premier National Bank in Lagrangeville, NY (1999 - 2001).  From 1991 - 1999 Ron was with Key Corp, a $66 billion financial holding company. His education includes a B.B.A., Management from Dowling College (Oakdale, NY 1975) and an M.B.A., Marketing and Finance from Adelphi University (Garden City, NY 1980).  He will join the Chemung Canal's executive team within the next few weeks.